Exhibit 10.1

CARPARTS.COM, INC.

Officer and Director Share Purchase Plan

November 16, 2021

1.	Purpose. The purpose of the Plan is to provide a convenient method by which Eligible Individuals of the Company may purchase fully vested Company common stock from the Company at fair market value. This Plan is effective as of November 16, 2021.

2.	Definitions.

2.1.	“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2.	“Board” means the Board of Directors of the Company.

2.3.	“Committee” means the Compensation Committee of the Board.

2.4.	“Company” means CarParts.com, Inc.

2.5.	“Director” means a non-employee member of the Board.

2.6.	“Eligible Individual” means an Officer or Director who has been designated by the Committee as eligible to participate in the Plan.

2.7.	“Fair Market Value” means the consolidated closing bid price for Shares on the relevant date.

2.8.	“Fees” means the cash fees payable to a Director for any given fiscal quarter of the Company as a result of his or her service on the Board and its committees during the applicable period.

2.9.	“Officer” means a person who is an “Executive Officer” of the Company within the meaning of Nasdaq Listing Rule 5605(a) or its successor provision. As of the date of the adoption of this Plan, the term “Executive Officer” for purposes of Nasdaq Listing Rule 5605(a) means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, including officers of the Company’s parent or subsidiaries if they perform such policy-making functions for the Company.

2.10.“Participant” means an Eligible Individual who elects to participate in the Plan in accordance with Section 5.1.

2.11.“Plan” means this Officer and Director Share Purchase Plan, as it may be amended from time to time.

2.12.“Share” means a share of the Company’s common stock, $0.001 par value per share.

2.13.“Trading Day” means a day on which The Nasdaq Stock Market is open for trading. A Trading Day begins at the time trading begins on such day.

2.14.“Trading Window” means the period commencing at the opening of market on the third Trading Day following the public disclosure of the financial results for a particular fiscal quarter or fiscal year of the Company and continuing until the close of market on the fifteenth calendar day of the third month of every fiscal quarter, provided that during this period no circumstances exist that otherwise closes the Trading Window.

3.	Administration.

3.1.	The Plan will be interpreted and administered by the Committee, whose actions and interpretations will be final and binding.

3.2.	The Committee, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of the Plan:

3.2.1.To interpret and determine the meaning, validity and parameters of the terms and provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;

3.2.2.To determine the form and manner for Participants to make elections under the Plan and to approve forms of election to be used in conjunction with the Plan;

3.2.3.To determine the time or times when Eligible Individuals may elect to participate in the Plan or otherwise change such elections;

3.2.4.To select the Officers and Directors who will be eligible to participate in the Plan from time to time;

3.2.5.To make any and all determinations as it may deem necessary or appropriate for the administration of the Plan, including the number of Shares to be issued in exchange for a Participant’s aggregate deductions;

3.2.6.To establish, amend and revoke rules and procedures relating to the Plan (for example, but not by way of limitation, with respect to Eligible Individual elections to participate in the Plan and the delivery of Shares) as it may deem necessary or appropriate for the administration of the Plan;

3.2.7.To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan; and

3.2.8.To delegate all or any part of its authority and powers under the Plan to one or more officers or employees of the Company, including with respect to the day-to-day administration of the Plan.

4.	Shares Subject to the Plan.

4.1.	Subject to adjustment as provided in Section 4.2, the total number of Shares available for issuance under the Plan shall equal two hundred and fifty thousand (250,000). Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2.	In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan. Notwithstanding the preceding, the number of Shares available for issuance under the Plan always shall be a whole number.

5.	Election to Purchase Shares.

5.1.	Elections.

5.1.1.Each Eligible Individual’s decision to participate in the Plan shall be entirely voluntary. An Eligible Individual may become a Participant in the Plan by enrolling or re-enrolling in the Plan during a Trading Window, provided that the Participant does not otherwise possess material non-public information concerning the Company (within the meaning of the 1934 Act) at the time of his or her election. In order to enroll, an Eligible Individual must complete, sign and submit to the Company an election form, in such form as the Committee will determine in its sole discretion.

5.1.2.On his or her election form, each Eligible Individual must authorize payroll deductions or, in the case of Directors, deductions from Fees for the purposes of purchasing fully vested Shares. Any deductions for this Plan will occur after normal and appropriate withholding for all Federal and State taxes and after voluntary withholdings for participation in other Company benefit plans. With respect to Officers, the payroll deductions may not reduce the individual’s compensation below an amount equal to two (2) times the federal or applicable state minimum wage, whichever is higher, required to be paid each pay period. Payroll deductions for a Participant who is an Officer will commence with the first full payroll period immediately following the date the Participant submits a properly completed election form to the Company. Deductions from Fees for a Participant who is a Director will commence on the first day on which the foregone Fees would have been paid to the Director and will apply only to Fees earned and paid after the date the Participant submits a properly completed election form to the Company.

5.2.	Duration of Elections. An Eligible Individual’s election form will remain in effect unless amended or terminated as provided in Section 5.3.

5.3.	Amendment or Termination of Elections.

5.3.1.A Participant may terminate his or her participation in the Plan at any time by providing notice of termination to the Company in a manner and pursuant to such procedures as the Committee may determine from time to time. A Participant’s election to terminate participation shall be effective as soon as administratively practicable following the Company’s receipt of the Participant’s notice of termination.

5.3.2.A Participant may increase or decrease the rate of his or her payroll deductions or Fee deductions, as applicable, by submitting a new election form to the Company at any time during a Trading Window, provided that the Participant does not otherwise possess material non-public information concerning the Company (within the meaning of the 1934 Act) at the time of his or her new election. Notwithstanding the foregoing, a Participant may not decrease the rate of his or her deductions below 1% of his or her compensation or Fees, as applicable. Provided that a Participant has properly submitted a completed election form, the change in payroll or Fee deduction rate will be effective as soon as administratively practicable following the date the Company receives the Participant’s new election form and will apply only to compensation or Fees earned after such date.

5.4.	Board or Committee Approval. Prior to the purchase and delivery of Shares pursuant to Section 6, the Board or the Committee shall approve (i) the terms of each Participant’s election and (ii) the purchase and delivery of the related Shares. The Board or the Committee, as applicable, may, in its sole discretion, determine not to approve such election or purchase and delivery of Shares. In such an event, any compensation or fees subject to the Participant’s election will be paid in cash when they otherwise become due and owing.

6.	Purchase and Delivery of Shares.

6.1.	On, or as soon as administratively practicable following, each payroll date or, in the case of Directors, each date on which Fees would otherwise be paid, each Participant’s aggregate deductions for the applicable period will be converted into fully vested Shares based on the Fair Market Value of a Share on such date. No fractional Shares will be purchased. Any payroll or Fee deductions which are not sufficient to purchase a full Share will be paid to the Participant in cash.

6.2.	Shares paid out to a Participant under the Plan will be delivered electronically to the Participant’s broker as indicated in the Participant’s election form or, if not specified, to the Participant’s broker(s) of record as listed in the Company’s records at the time of delivery.

6.3.	Notwithstanding the foregoing, no Shares will be delivered to a Participant until after the Participant’s election and related purchase and delivery of Shares have been approved by the Board or the Committee in accordance with Section 5.4.

7.	Dividends. Dividends declared and paid, if any, on Shares issued under the Plan will not be automatically invested in additional Shares without the prior approval of the Committee.

8.	Amendment or Termination of the Plan. The Committee may, at any time and for any reason, amend or terminate the Plan without regard to whether the amendment or termination may adversely affect any Participant. Without limiting the generality of the foregoing, such amendment or termination may be effective immediately notwithstanding that (i) elections have been made and are then in effect and (ii) deductions have been withheld but not yet applied to the purchase of Shares, in which case such deductions will be paid to the Participant in cash as soon as administratively practicable. No amendment or modification will require the consent of any Participants.

9.	No Guarantee of Future Service. Neither the establishment or maintenance of the Plan, the purchase of Shares, nor any action of the Company or the Committee, will be held or construed to confer upon any Officer any right to be continued as an employee of the Company nor, upon dismissal, any right or interest in any specific assets of the Company other than as provided in the Plan. The Company expressly reserves the right to discharge any Officer at any time, with or without cause.

10.	Tax Reporting. The participant will be responsible for reporting and paying any and all federal, state, or any other tax liabilities that arise from selling or otherwise disposing of the Shares. At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the issuance, sale or disposition of Shares by the Participant.

11.	Choice of Law. All questions concerning the construction, validity, and interpretation of the Plan will be governed by the law of the State of Delaware, exclusive of the conflict of laws provisions thereof.

12.	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.	Requirements of Law. The Company shall not be required to issue any Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable.

14.	Headings. The headings in the Plan are for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning hereof.